EXHIBIT 1
By-laws of Eni SpA1
November 2014
Part I – Formation – Name – Registered Office and Duration of the Company
ARTICLE 1
1.1
Eni SpA, formed as a result of the transformation of Ente Nazionale Idrocarburi, a public agency, pursuant to Law No. 136 of February 10, 1953, is governed by these By-laws.

1.2
The first letter of the Company’s name may be written in either upper or lower case.

ARTICLE 2
2.1
The Company’s registered office is located in Rome, and it has two branch offices in San Donato Milanese (Milan).

2.2
The Company may establish and/or close offices, representative offices, affiliates and branch offices either in Italy or abroad, in the manner provided for by law.

ARTICLE 3
3.1
The duration of the Company shall expire on December 31, 2100. Its duration may be extended one or more times by resolution of the Shareholders’ Meeting.

Part II – Corporate Purpose
ARTICLE 4
4.1
The corporate purpose is the direct and/or indirect exercise, through equity holdings in companies or other entities of activities in the field of hydrocarbons and natural gases, such as exploration and development of hydrocarbon fields, the construction and operation of pipelines for transporting the same, the processing, transformation, storage, use and sale of hydrocarbons and natural gases, in compliance with the terms of concessions provided for by law.

The corporate purpose also includes the direct and/or indirect exercise, through equity holdings in companies or other enterprises, of activities in the fields of chemicals, nuclear fuels, geothermal energy, other renewable energy sources and energy in general, in the design and construction of industrial plants, in the mining industry, in the metallurgy industry, in the textile machinery industry, in the water sector, including water diversion, potabilization, purification, distribution and reuse; in the environmental protection sector and the treatment and disposal of waste, as well as any other economic activity that is instrumental, ancillary or complementary to the afore mentioned activities.

The corporate purpose also comprises performing and managing the technical and financial coordination of subsidiaries and associated companies and providing financial assistance to them.

The Company may undertake any transactions necessary or useful for the achievement of the corporate purpose; by way of example, it may undertake transactions involving real estate or moveable assets, commercial and industrial transactions, financial and banking transactions of any sort, and any other act that is in any way connected with the corporate purpose with the exception of fundraising on a public basis and the performance of investment services as defined by Legislative Decree No. 58 of February 24, 1998.

The Company may, finally, acquire equity holdings and interests in other companies or enterprises with corporate purposes that are similar, related or complementary to its own or those of companies in which it has equity holdings, either in Italy or abroad, and it may provide secured and/or unsecured guarantees for its own and others’ obligations, including, in particular, sureties.

Part III – Share capital – Shares – Bonds
ARTICLE 5
5.1
The Company’s share capital is equal to euro 4,005,358,876.00 (four billion five million three hundred and fifty-eight thousand eight hundred and seventy-six), represented by 3,634,185,330 (three billion six hundred and thirty four million one hundred and eighty-five thousand three hundred and thirty) ordinary shares without indication of par value.

5.2
Shares may not be split and each share gives entitlement to one vote.

5.3
The status of shareholder in itself constitutes approval of these By-laws.

ARTICLE 6
6.1
Pursuant to Article 3 of Decree Law No. 332 of May 31, 1994, ratified with amendments by Law No. 474 of July 30, 1994, no shareholder may hold, in any capacity, more than 3% of the Company’s share capital.

(1)
The English text is a translation of the Italian official “By-laws of Eni SpA”. For any conflict or discrepancies between the two texts the Italian text shall prevail.

The calculation of such maximum shareholding limit also takes account of the aggregate shareholding held by the controlling party, whether a natural or legal person or company; subsidiaries under direct or indirect control, as well as entities controlled by the same controlling party; linked entities and persons related to the second degree by blood or marriage, with the exception of legally separated spouses.

A relationship of control, including with reference to entities other than companies, exists in the cases envisaged by Article 2359, paragraphs 1 and 2 of the Italian Civil Code.

A link exists in the case set forth in Article 2359, paragraph 3, of the Italian Civil Code, as well as between entities that directly or indirectly, by way of subsidiaries other than those managing investment funds, participate, even with third parties, in agreements regarding the exercise of voting rights or the transfer of shares or other equity holdings in third-party companies or, in any event, in agreements as referred to in Article 122 of Legislative Decree No. 58 of February 24, 1998 regarding third-party companies if said agreements involve least 10% of voting share capital if they are listed companies or 20% if they are unlisted companies.

The calculation of the afore mentioned shareholding limit (3%) also takes account of shares held by any fiduciary and/or nominee.

Any voting rights and any other non-financial rights attached to shares held in excess of the maximum limit indicated above may not be exercised and the voting rights of each shareholder to whom such limit applies shall be reduced in proportion, unless otherwise jointly specified in advance by the parties involved. If the voting rights of shares exceeding this limit are exercised, any Shareholders’ resolution adopted pursuant to such a vote may be challenged pursuant to Article 2377 of the Italian Civil Code if the required majority would not have been reached without the votes exceeding the afore mentioned maximum limit.

Shares for which voting rights may not be exercised shall nevertheless be included in the determination of the quorum at Shareholders’ Meetings.

ARTICLE 7
7.1
When shares are fully paid up, and if the law so allows, they may be issued to bearer. Bearer shares may be converted into registered shares and vice-versa. Conversion operations shall be carried out at the shareholder’s expense.

ARTICLE 8
8.1
If for whatever reason a share should belong to more than one person, the rights attaching to said share may be exercised by only one person or by a proxy acting for all co-holders.

ARTICLE 9
9.1
The Shareholders’ Meeting may resolve to increase the Company share capital and set the terms, conditions and means thereof.

9.2
The Shareholders’ Meeting may resolve to increase the Company share capital by issuing shares, including shares of different classes, to be granted for no consideration pursuant to Article 2349 of the Italian Civil Code.

ARTICLE 10
10.1
Payments in respect of shares may be called by the Board of Directors in one or more installments.

10.2
Shareholders who are late in payment shall be charged interest calculated at the official discount rate established by the Bank of Italy, without prejudice to the provisions of Article 2344 of the Italian Civil Code.

ARTICLE 11
11.1
The Company may issue bonds, including convertible bonds and warrants, in compliance with the provisions of law.

Part IV – Shareholders’ Meetings
ARTICLE 12
12.1
Ordinary and extraordinary Shareholders’ Meetings shall normally be held at the Company’s registered office unless otherwise decided by the Board of Directors, provided however they are held in Italy.

12.2
The ordinary Shareholders’ Meeting shall be called at least once a year, within 180 days of the end of the Company’s financial year, to approve the financial statements, since the Company is required to draw up consolidated financial statements.

12.3
The directors shall call a Shareholders’ Meeting without delay when shareholders representing at least one twentieth of the share capital so request. Shareholders’ Meetings may not be called upon the request of the shareholders for matters upon which, according to law, the Shareholders’ Meeting must resolve upon a proposal of the directors or on the basis of a project or report of the directors themselves. The shareholders who request a meeting to be convened shall prepare a report on the proposals relating to the matters to be discussed. The Board of Directors shall make the report available to the public, together with its own evaluations, if any, at the Company’s registered office, on the Company’s website and in any other manner established in Consob regulations at the time the notice calling the meeting is published.
12.4
The Board of Directors shall make a report on each of the items on the agenda available to the public as provided for in the previous paragraph by the deadlines for publication of the notice calling the Shareholders’ Meeting for each of the items on the agenda.

ARTICLE 13
13.1
The Shareholders’ Meeting shall be called by way of a notice published on the Company’s website, as well as in accordance with the procedures specified in Consob regulations, by the statutory deadlines and in accordance with applicable law.

Shareholders who severally or jointly represent at least one fortieth of the Company’s share capital may ask for items to be added to the agenda by submitting a request within ten days of publication of the notice calling the meeting, unless a different term is provided for by law, specifying the additional proposed items in their request or presenting proposed resolutions on items already on the agenda. Requests, together with the certificate attesting ownership of the shares, are submitted in writing, by mail or electronically in the manners provided for in the notice calling the meeting. These proposed resolutions may be presented individually at the Shareholders’ Meeting by persons entitled to vote. Matters upon which, according to law, the Shareholders’ Meeting must resolve upon a proposal of the Board of Directors or on the basis of a project or report of the directors other than the report on the items in the agenda, may not be added to the agenda. The Board of Directors shall give notice of the additions to the agenda or the proposed resolutions approved in the same manner prescribed for the publication of the notice calling the meeting at least fifteen days before the date set for the Shareholders’ Meeting, unless a different term is required by law. The proposed resolutions on items already on the agenda are made available to the public as prescribed by Article 12.3 of these By-laws, simultaneous with publication of the announcement of their presentation. The requesting or proposing shareholders shall send, by the final deadline for the submission of requests for additions to the agenda or of proposed resolutions, a report to the Board of Directors, explaining the reasons for the addition or the proposed resolution. The Board of Directors shall make the report available to the public, together with its own evaluations, if any, at the same time as the publication of the notice of the additions to the agenda or of the presentation of proposed resolutions in the manner set out in Article 12.3 of these By-laws.

13.2
Entitlement to attend and cast a vote at the Shareholders’ Meeting shall be certified by a statement submitted by an authorized intermediary on the basis of its accounting records to the Company on behalf of the person entitled to vote. The statement shall be issued by the intermediary on the basis of the balances on the accounts recorded at the end of the seventh trading day prior to the date of the Shareholders’ Meeting. Credit or debit records entered on the accounts after this deadline shall not be considered for the purpose of determining entitlement to exercise voting rights at the Shareholders’ Meeting. The statement issued by the authorized intermediary must reach the Company by the end of the third trading day prior to the date of the Shareholders’ Meeting, or by any other deadline established by Consob regulations issued in agreement with the Bank of Italy. Shareholders shall nevertheless be entitled to attend the meeting and cast a vote if the statements are received by the Company after the deadlines indicated above, provided they are received before the start of proceedings of the given call. For the purposes of this Article, reference is made to the date of first call, provided that the dates of any subsequent calls are indicated in the notice calling the meeting; otherwise, the date of each call is deemed the reference date.

ARTICLE 14
14.1
Those persons who are entitled to vote may appoint a party to represent themselves at the Shareholders’ Meeting by means of a written proxy or in electronic form in the manner set forth by current laws. Electronic notification of the proxy may be made through a special section of the Company’s website as indicated in the notice calling the meeting. In order to simplify proxy voting by shareholders who are employees of the Company or of its subsidiaries and belong to shareholders associations that meet applicable statutory requirements, locations for communications and collecting proxies shall be made available to said associations in accordance with the terms and conditions agreed from time to time with the legal representatives of said associations.

14.2
The Chairman of the meeting shall verify the validity of proxies and, in general, entitlement to participate in the meeting.

14.3
The right to vote may also be exercised by correspondence in accordance with the applicable provisions of law and regulations. If envisaged in the notice calling the meeting, those persons entitled to vote may participate in the Shareholders’ Meeting by means of telecommunication systems and exercise their right to vote by electronic means in accordance with the provisions of law, applicable regulations and the Shareholders’ Meeting Rules.

14.4
The Shareholders’ Meetings are governed by the Shareholders’ Meeting Rules as approved with a resolution of the ordinary Shareholders’ Meeting.

14.5
The Company may designate a person for each Shareholders’ Meeting to whom the shareholders may confer a proxy with voting instructions on all or some of the items on the agenda, as provided for by law and regulations, by the end of the second trading day preceding the date set for the Shareholders’ Meeting including for calls subsequent to the first. Such proxy shall not be valid for items in respect of which no voting instructions have been provided.
ARTICLE 15
15.1
The Shareholders’ Meeting is chaired by the Chairman of the Board of Directors, or in the event of the Chairman’s absence or impediment, by the Chief Executive Officer; in their absence, the Shareholders’ Meeting shall elect its own Chairman.

15.2
The Chairman of the meeting is assisted by a Secretary, who need not be a shareholder, to be designated by the participants in the meeting, and may appoint one or more scrutineers.

ARTICLE 16
16.1
The ordinary Shareholders’ Meeting decides on all matters for which it is legally responsible and authorizes the transfer of the business.

16.2
The ordinary and extraordinary Shareholders’ Meetings, are normally held on single call; in such case the majorities required by law shall apply. The Board of Directors may, if deemed necessary, establish that both the ordinary and the extraordinary Shareholders’ Meetings shall be held after more than one call; their resolutions in first, second or third call must be passed with the majorities required by law in each case.

16.3
The resolutions of the Shareholders’ Meeting, approved in accordance with the law and these By-laws, shall be binding on all shareholders, including those dissenting or not present.

16.4
The minutes of ordinary meetings shall be signed by the Chairman and the Secretary.

16.5
The minutes of extraordinary meetings shall be drawn up by a notary public.

Part V – The Board of Directors
ARTICLE 17
17.1
The Company is governed by a Board of Directors consisting of no fewer than three and no more than nine members. The Shareholders’ Meeting shall determine the number within these limits.

17.2
The directors shall be appointed for a period of up to three financial years; this term shall lapse on the date of the Shareholders’ Meeting convened to approve the financial statements for their last year in office. They may be re-elected.

17.3
The Board of Directors shall be elected by the Shareholders’ Meeting on the basis of slates presented by shareholders and by the Board of Directors. The candidates shall be listed on the slates in numerical order.

The slates shall be filed with the Company’s registered office, including remotely in the manner indicated in the notice calling the meeting, by the twenty-fifth day before the date of the Shareholders’ Meeting at first or single call convened to appoint the members of the Board of Directors. They shall be made available to the public as provided for by law and Consob regulations at least twenty-one days before the date set for the Shareholders’ Meeting at first or single call. Each shareholder may, severally or jointly, submit and vote on a single slate only. Controlling persons, subsidiaries and companies under common control may not submit or participate in the submission of other slates, nor can they vote on them, either directly or through nominees or trustees. As used herein, subsidiaries are those companies referred to in Article 93 of Legislative Decree No. 58 of February 24, 1998. Each candidate may stand on a single slate, on penalty of disqualification. Only those shareholders who, severally or jointly, represent at least 1% of share capital or any other threshold established by Consob regulations shall be entitled to submit a slate. Ownership of the minimum holding needed to submit slates shall be determined with regard to the shares registered to the shareholder on the day on which the slates are filed with the Company. Related certification may be submitted after the filing, provided that submission takes place by the deadline set for the publication of the slates by the Company.

At least one director, if there are no more than five directors, or at least three directors, if there are more than five, shall satisfy the independence requirements established for the members of the board of statutory auditors of listed companies.

The candidates meeting such independence requirements shall be expressly identified in each slate.

All candidates shall also satisfy the integrity requirements established by applicable law.

Slates that contain three or more candidates shall include candidates of both genders, as specified in the notice calling the meeting, in order to comply with the applicable gender-balance legislation. When the number of members of the less-represented gender must, by law, be at least three, the slates competing to appoint the majority of the members of the Board of Directors must include at least two candidates of the less-represented gender.

Together with the filing of each slate, on penalty of inadmissibility, the following shall also be filed: the curriculum vitae of each candidate, statements of each candidate accepting his/her nomination and affirming, under his/her personal responsibility, the absence of any grounds making him/her ineligible or incompatible for such position and that he/she satisfies the afore mentioned requirements of integrity and independence (where applicable).

The appointed directors shall notify the Company if they should no longer satisfy the independence and integrity requirements or if cause for ineligibility or incompatibility should arise.

The Board of Directors shall periodically evaluate the independence and integrity of its members and whether cause for ineligibility or incompatibility has arisen. If the integrity or independence requirements established by applicable legislation should no longer be met by a director or if cause for ineligibility or incompatibility should have arisen, the Board of Directors shall declare the director disqualified and replace him/her or shall invite him/her to rectify the situation of incompatibility by a deadline set by the Board itself, on penalty of disqualification.

Directors shall be elected in the following manner:

a)
seven-tenths of the directors to be elected shall be drawn from the slate that receives the most votes of the shareholders in the order in which they appear on the slate, rounded off in the event of a decimal number to the next lowest whole number;

b)
the remaining directors shall be drawn from the other slates. Said slates shall not be connected in any way, directly or indirectly, to the shareholders who have submitted or voted the slate that receives the largest number of votes. For this purpose, the votes received by each slate shall be divided by one or two or three depending upon the number of directors to be elected. The quotients, or points, thus obtained shall be assigned progressively to candidates of each slate in the order given in the slates themselves. The candidates of all the slates shall be ranked by the points assigned in single list in descending order. Those who receive the most points shall be elected. In the event that more than one candidate receives the same number of points, the candidate elected shall be the person from the slate that has not hitherto had a director elected or that has elected the least number of directors. In the event that none of the slates has yet had a director elected or that all of them have had the same number of directors elected, the candidate among all such slates who has received the highest number of votes shall be elected. In the event of equal slate votes and equal points, the entire Shareholders’ Meeting shall vote again and the candidate elected shall be the person who receives a simple majority of the votes;

c)
if the minimum number of independent directors required under these By-laws has not been elected following the above procedure, the points to be assigned to the candidates draw from the slates shall be calculated by dividing the number of votes received by each slate by the ordinal number of each of these candidates; the candidates who do not meet the requirements of independence with the fewest points from among the candidates drawn from all of the slates shall be replaced, starting from the last, by the independent candidates, from the same slate as the replaced candidate (following the order in which they are listed), otherwise by persons meeting the independence requirements appointed in accordance with the procedure set out in letter d). In cases where candidates from different lists have received the same number of points, the candidate from the slate from which the largest number of directors has been drawn or, subordinately, the candidate drawn from the slate receiving the lowest number of votes, or, in the event of a tie vote, the candidate that receives the fewest votes of the Shareholders’ Meeting in a run-off election, shall be replaced;

c-bis)
if the application of the procedure set out in letters a) and b) does not permit compliance with the gender-balance rules, the points to attribute to each candidate drawn from the slate shall be calculated by dividing the number of votes received by each slate by the ordinal number of each of these candidates; the candidate of the over-represented gender with the fewest points from among the candidates drawn from all of the slates shall be replaced, without prejudice to the compliance with the required minimum number of independent directors, by the member of the less-represented gender who may be listed (with the next highest ordinal number) on the same slate as the candidate to be replaced, otherwise by a person to be appointed following the procedure set out in letter d). In cases where candidates from different lists have received the same minimum number of points, the candidate from the slate from which the largest number of directors has been drawn or, subordinately, the candidate drawn from the slate receiving the fewest number of votes, or, in the event of a tie vote, the candidate that receives the fewest votes of the Shareholders’ Meeting in a run-off election, shall be replaced; and

d)
to appoint directors who for any reason were not appointed pursuant to the above procedures, the Shareholders’ Meeting shall resolve, with the majorities required by law, to ensure that the composition of the Board of Directors complies with applicable law and the By-laws.

The slate voting procedure shall apply only to the election of the entire Board of Directors.

17.4
The Shareholders’ Meeting may, during the Board’s term of office, change the number of members of the Board of Directors, within the limits established in the first paragraph of this Article, and make the related appointments. The terms of directors so elected shall expire at the same time as those of the directors already in office.

17.5
If, during the year, the office of one or more directors should be vacated, he/she shall be replaced in accordance with Article 2386 of the Italian Civil Code. In any case, compliance with the required minimum number of independent directors and the applicable rules concerning gender-balance shall not be affected.

If a majority of the directors should vacate their offices, the entire Board shall be considered to have resigned, and the Board shall promptly call a Shareholders’ Meeting to elect a new Board.

17.6
The Board may establish internal committees to provide advice and proposals on specific issues.

ARTICLE 18
18.1
If the Shareholders’ Meeting has not appointed a Chairman, the Board shall elect one from among its members.

18.2
The Board, acting upon a proposal of the Chairman, shall appoint a Secretary, who need not be affiliated with the Company.

ARTICLE 19
19.1
The Board shall meet in the place indicated in the meeting notice whenever the Chairman or, in the event of his absence or impediment, the Chief Executive Officer deems necessary, or when a written request has been made by the majority of its members. The Board of Directors may also be convened pursuant to Article 28.4 of these By-laws. The meetings of the Board of Directors may be held by video or teleconference on the condition that all of the participants in the meeting can be identified and that all can follow and participate in real time in the discussion of the matters being addressed. The meeting shall be considered duly held in the place where the Chairman and the Secretary are present.

19.2
Notice shall normally be given at least five days in advance of the meeting. In urgent circumstances, the period of notice may be shorter. The Board of Directors shall decide how its meetings are to be convened.

19.3
The Board of Directors shall also be convened when so requested by at least two directors or by one director if the Board consists of three directors, to decide on a specific matter deemed to be of particular importance regarding the management of the Company. Said matter shall be specified in the request.

ARTICLE 20
20.1
The Chairman of the Board or, in his absence, the eldest director in attendance shall chair the meeting.

ARTICLE 21
21.1
For a Board meeting to be valid, a majority of serving directors must be present.

21.2
Resolutions shall be approved by a majority of the votes of the directors present; in the event of a tie, the person who chairs the meeting shall have a casting vote.

ARTICLE 22
22.1
The resolutions of the Board of Directors shall be registered in the minutes, which shall be recorded in a book kept for that purpose pursuant to the provisions of law, and said minutes shall signed by the Chairman of the meeting and by the Secretary.

22.2
Copies of the minutes shall be considered bona fide if they are signed by the Chairman or the person acting in place of the Chairman and countersigned by the Secretary.

ARTICLE 23
23.1
The Board of Directors is invested with the fullest powers for the ordinary and extraordinary management of the Company and, in particular, has the power to perform all acts it deems advisable for the implementation and achievement of the corporate purpose, with the sole exception of acts that the law or these By-laws reserve to the Shareholders’ Meeting.

23.2
The Board of Directors shall decide the following matters:

-
the merger and proportional demerger of companies in which the Company owns shares or other equity holdings representing at least 90% of the share capital;

-
the establishment and closing of branches; and

-
the amendment of the By-laws to comply with the provisions of law.

23.3
The Board of Directors and the Chief Executive Officer shall promptly report to the Board of Statutory Auditors at least every three months and in any event at the time of the meetings of the Board of Directors, on the activity carried out and on the transactions with the most significant impact on performance and the financial position carried out by the Company and its subsidiaries. In particular, they shall report to the Board of Statutory Auditors those transactions in which they have an interest, either on their own behalf or on behalf of third parties.

ARTICLE 24
24.1
The Board of Directors may delegate its powers to one of its members, within the limits set forth in Article 2381 of the Italian Civil Code. The Board may, in addition, delegate powers to the Chairman to identify and promote integrated projects and international agreements of strategic importance. The Board of Directors may revoke delegated powers at any time, proceeding, in the case of revocation of the powers delegated to the Chief Executive Officer, to appoint another Chief Executive Officer at the same time. The Board of Directors, acting upon a proposal of the Chairman and in agreement with the Chief Executive Officer, may confer powers for individual acts or categories of acts on other members of the Board of Directors. The Chairman and the Chief Executive Officer, within the limits of the authority attributed to them, may delegate and empower Company employees or third parties to represent the Company for individual acts or specific categories of acts.

Further, acting upon proposal of the Chief Executive Officer and in agreement with the Chairman, the Board of Directors may also appoint one or more General Managers (Chief Operating Officers) and determine the powers to be conferred on them, once it has been ascertained that they fulfill the integrity requirements set by law. The Board of Directors shall periodically check the continuing compliance with integrity requirements of the General Managers (Chief Operating Officers). Failure to satisfy these requirements shall result in disqualification from the position.

Acting upon a proposal of the Chief Executive Officer, in agreement with the Chairman and with the approval of the Board of Statutory Auditors, the Board of Directors shall appoint the Officer responsible for preparing financial reporting documents.

The Officer responsible for preparing financial reporting documents shall be selected from among those persons who, for at least three years, have performed:

a)
administration, control or management activities in companies listed on regulated Stock Exchanges in Italy or other European Union countries or other OECD countries with a share capital of no less than euro 2 million; or

b)
statutory audit activities in companies indicated in letter a) above; or

c)
professional activities or university teaching activities in the financial or accounting sectors; or

d)
management functions in public or private entities with financial, accounting or control expertise.

The Board of Directors shall ensure that the Officer responsible for preparing the financial reporting documents has adequate powers and means to perform the duties of the position and that administrative and accounting procedures are being followed.

ARTICLE 25
25.1
The Chairman and the Chief Executive Officer are severally vested with powers of legal representation of the Company before any judicial or administrative authority and with respect to third parties and exercise signature powers on behalf of the Company.

ARTICLE 26
26.1
The Chairman and the members of the Board of Directors shall be entitled to compensation to be determined by the ordinary Shareholders’ Meeting. Said resolution, once taken, shall remain valid for subsequent financial years until the Shareholders’ Meeting should decide otherwise.

ARTICLE 27
27.1
The Chairman:

a)
represents the Company pursuant to Article 25.1;

b)
chairs the Shareholders’ Meeting pursuant to Article 15.1;

c)
calls and chairs meetings of the Board of Directors pursuant to Articles 19.1 and 20.1;

d)
verifies that Board resolutions are implemented; and

e)
exercises the powers delegated to him by the Board of Directors pursuant to Article 24.1.

Part VI – The Board of Statutory Auditors
ARTICLE 28
28.1
The Board of Statutory Auditors shall consist of five standing members and two alternate members, chosen from among persons who satisfy the professional and integrity requirements established by the Ministry of Justice Decree No. 162 of March 30, 2000.

Pursuant to the afore mentioned decree, the fields closely connected with the business of the Company are: commercial law, business economics and corporate finance.

Similarly, the sectors closely connected with the business of the Company are engineering and geology.

The Statutory Auditors may be appointed as members of the administrative and control bodies of other companies within the limits set by Consob regulations.

28.2
The Board of Statutory Auditors shall be appointed by the Shareholders’ Meeting on the basis of slates presented by shareholders. The candidates shall be listed on the slates in numerical order in a number no greater than the number of members of the body to be appointed.

The procedures set out in Article 17.3 and the provisions issued in Consob regulations shall apply to the submission, filing and publication of candidate slates.

Slates shall be divided into two sections: the first containing candidates for appointment as standing Statutory Auditors and the second containing candidates for appointment as alternate Statutory Auditors. At least the first candidate in each section must be entered in the register of auditors and have carried out statutory audit activities for no less than three years.

Slates that, considering both sections together, contain three or more candidates shall include, in the section for standing Statutory Auditors, candidates of both genders, as specified in the notice calling the Shareholders’ Meeting, in order to comply with the applicable gender-balance legislation. If the section for alternate Statutory Auditors on these slates contains two candidates, they must be of different genders. When the number of members of the less-represented gender must, by law, be at least one, such requirement shall apply only to slates competing to appoint the majority of the members of the Board of Statutory Auditors.

Three standing Statutory Auditors and one alternate Statutory Auditor shall be drawn from the slate that receives the majority of votes. The other two standing Statutory Auditors and the other alternate Statutory Auditor shall be appointed using the procedures set out in Article 17.3, letter b) of the By-laws. Said procedures shall be applied separately to each section of the other slates.

The Shareholders’ Meeting shall appoint the Chairman of the Board of Statutory Auditors from among the standing Statutory Auditors appointed in accordance with Article 17.3, letter b) of these By-laws.

Where the application of the procedure set out above does not permit compliance with the gender-balance rules for standing Statutory Auditors, the points to attribute to each candidate drawn from the standing Statutory Auditor sections of the various slates shall be calculated by dividing the number of votes received by each slate by the ordinal number of each of these candidates; the candidate of the over-represented gender with the fewest points from among the candidates drawn from all of the slates shall be replaced by the member of the less-represented gender who may be listed (with the next highest ordinal number) in the standing Statutory Auditor section on the same slate as the candidate to be replaced or, subordinately, in the alternate Statutory Auditor section of the same slate as the candidate to be replaced (in such case, the latter shall take the position of the alternate candidate that replaces him/her). If this does not permit compliance with the gender-balance rules, he/she shall be replaced by a person chosen by the Shareholders’ Meeting with the majority required by law, so as to ensure that the membership of the Board of Statutory Auditors complies with the law and the By-laws. In cases where candidates from different lists have received the same number of points, the candidate from the slate from which the largest number of Statutory Auditors has been drawn or, subordinately, the candidate drawn from the slate receiving the fewest number of votes, or, in the event of a tie vote, the candidate that receives the fewest votes of the Shareholders’ Meeting in a run-off election, shall be replaced.

For the appointment of Statutory Auditors who, for any reason, are not appointed using the above procedures, the Shareholders’ Meeting shall resolve, with the majorities required by law, in such a manner as to ensure that the membership of the Board of Statutory Auditors complies with the law and the By-laws.

The slate voting procedure shall apply only in case of appointment of the entire Board of Statutory Auditors.

Should a standing Statutory Auditor from the slate that received a majority of the votes be replaced, the replacement shall be the alternate Statutory Auditor from the same slate; should a standing Statutory Auditor from other slates be replaced, the replacement shall be the alternate Statutory Auditor from those other slates. If the replacement results in non-compliance with gender-balance rules, the Shareholders’ Meeting shall be called as soon as possible to approve the necessary resolutions to ensure compliance.

28.3
Statutory Auditors may be re-elected.

28.4
Subject to prior notification of the Chairman of the Board of Directors, the Board of Statutory Auditors may call Shareholders’ Meetings and meetings of the Board of Directors. The power to call a meeting of the Board of Directors may be exercised individually by each member of the Board of Statutory Auditors; at least two Statutory Auditors are required to call Shareholders’ Meetings.

The meetings of the Board of Statutory Auditors may be held by video or teleconference on the condition that all of the participants in the meetings can be identified and that all can follow and participate in real time in the discussion of the matters being addressed. The meeting shall be considered duly held in the place where the Chairman and the Secretary are present.

Part VII – Financial Statements and Profits
ARTICLE 29
29.1
The Company’s financial year ends on December 31 of each year.

29.2
At the end of each financial year, the Board of Directors shall prepare the Company financial statements in compliance with the provisions of law.

29.3
The Board of Directors may distribute interim dividends to the shareholders during the financial year.

ARTICLE 30
30.1
Entitlement to dividends not collected within five years of the day on which they become payable shall lapse in favor of the Company and such dividends shall be allocated to reserves.

Part VIII – Winding Up and Liquidation of the Company
ARTICLE 31
31.1
In the event the Company is wound up, the Shareholders’ Meeting shall decide the manner of its liquidation and appoint one or more liquidators, establishing their powers and remuneration.

Part IX – General Provisions
ARTICLE 32
32.1
For all matters not expressly governed by these By-laws, the Italian Civil Code and applicable special laws shall apply.

32.2
Pursuant to Article 3, paragraph 2, of Decree Law No. 332 of May 31, 1994, ratified with amendments by Law No. 474 of July 30, 1994, Article 6.1, sixth paragraph, of these By-laws shall not apply to the shareholdings owned by the Ministry of the Economy and Finance, public entities or entities they control.

ARTICLE 33
33.1
The Company retains all legal relationships in respect of assets and liabilities held by the public agency Ente Nazionale Idrocarburi before its transformation.

ARTICLE 34
34.1
The provisions of Articles 17.3, 17.5 and 28.2 directed to ensure compliance with applicable gender-balance legislation shall apply to the first three elections of the Board of Directors and Board of Statutory Auditors after August 12, 2012.